Exhibit 10-v

TRUSTMARK CORPORATION
CASH-SETTLED PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Granted January 27, 2009

This Cash-Settled Performance-Based Restricted Stock Unit Agreement (“Agreement”) is entered into as of January 27, 2009, in connection with an equity based compensation commitment in the Employment Agreement described below, by Trustmark Corporation (the “Company”) and Richard G. Hickson (the “Associate”).  This Agreement evidences the grant, and the terms, conditions and restrictions pertaining thereto, of restricted stock units (generally referred to as “Units”, “Award Units” and/or “Excess Units”) where one Unit has the value of one share of the common stock of the Company (“Stock” or “Shares”).  This Agreement and the award of Units are not made pursuant to the Company’s 2005 Stock and Incentive Compensation Plan (the “2005 Plan”); however, certain definitions in and other operative provisions of the 2005 Plan are incorporated by reference from the 2005 Plan and made applicable for purposes of this Agreement.

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Associate and of the covenants contained herein, the parties hereby agree as follows:

1.        Award of Units.  The Company, upon recommendation by the Committee and approval by the Company’s Board of Directors on January 27, 2009, awarded to the Associate a restricted stock unit award (the “Award”) effective on January 27, 2009 (“Award Date”), for 23,123 Units (the “Award Units”) subject to the terms, conditions, and restrictions set forth in this Agreement.

2.        Period of Restriction and Vesting in the Award Units.

(a)
Subject to earlier vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to the Award Units is the period from the Award Date through May 10, 2011, with vesting in the Award Units being determined based on both the Associate’s continued employment by the Company through May 10, 2011 (“service-based vesting”) and the Company’s return on average tangible equity (“ROATE”) and total shareholder return (“TSR”) ranking for the eight calendar quarters beginning January 1, 2009 and ending December 31, 2010 (the “Performance Period”) compared to the ROATE and TSR for the Peer Group (see Attachment A) as follows, where vesting in the Award Units is equal to the number of the Award Units multiplied by the sum of the vesting percentage in (A) and the vesting percentage in (B) below (“performance-based vesting”):

	(A)			(B)
ROATE	ROATE		TSR	TSR
Ranking	Vesting Percentage		Ranking	Vesting Percentage

75th Percentile	100%	+	75th Percentile	100%
70th Percentile	90%	+	70th Percentile	90%
60th Percentile	70%	+	60th Percentile	70%
50th Percentile	50%	+	50th Percentile	50%
40th Percentile	32.5%	+	40th Percentile	32.5%
35th Percentile	22.5%	+	35th Percentile	22.5%
30th Percentile	17.5%	+	30th Percentile	17.5%
Less than 30th	0%	+	Less than 30th	0%

If the Company’s ranking is above the 30th percentile, but less than the 75th percentile, then the performance-based vesting percentage shall be determined by straight line interpolation (rounded, where not otherwise resulting in a whole or half percent, to the next lowest whole or half percent) where the ranking falls between identified percentile tiers (for example, if the ranking is in the 55th percentile, then the vesting percentage is 60.0%).

If the aggregate performance-based vesting exceeds 100%, all Award Units shall be vested (subject to applicable service-based vesting) and Excess Units shall be granted as provided in Paragraph 11.

All determinations regarding performance-based vesting with respect to the Award Units under this Paragraph 2(a) shall be made and certified to in writing by the Committee during the first 2-1/2 months following the end of the Performance Period.

Except as otherwise provided pursuant to Paragraph 2(b), settlement of the vested portion of the Award Units as determined pursuant to Paragraph 2(a) (determined based on both service-based and performance-based vesting) shall occur on May 10, 2011, and any unvested balance of the Award Units at that time shall be forfeited.

(b)	Subject to earlier forfeiture as provided below:

(i)
In the event a Vesting Acceleration Event occurs while the Associate is an employee of the Company and after the first calendar quarter in, but prior to the last day of, the Performance Period, then (A) the service-based vesting requirement in Paragraph 2(a) shall be considered met as of such Vesting Acceleration Event and (B) the ROATE and the TSR of the Company and the Peer Group for performance-based vesting purposes shall be determined for all calendar quarters in the Performance Period ending on or prior to the date of the first such Vesting Acceleration Event and the performance-based vesting provisions set forth in Paragraph 2(a) shall be applied to a time-weighted portion of the Award Units (determined by multiplying the number of Award Units by a fraction (not to exceed one), the numerator of which is the number of complete calendar months from the beginning of the Performance Period to and including the Vesting Acceleration Event, and the denominator of which is the number of calendar months in the Performance Period) based on such ROATE and the TSR.  In such event, the Period of Restriction shall end and the Award Units shall be settled in cash, all to the extent of the vested Award Units as so determined.  In such event, the balance of the Award Units which are not vested shall be immediately forfeited, and no Excess Units (as otherwise provided for in Paragraph 11) shall be granted.  All determinations regarding vesting and entitlement to the Award Units under this Paragraph 2(b)(i) shall be made and certified to in writing by the Committee during the period beginning on the date of the Vesting Acceleration Event and ending 2-1/2 months following the end of the calendar quarter in which the Vesting Acceleration Event occurs.  Settlement of such vested Award Units under this Paragraph 2(b)(i) shall occur immediately after the Committee’s certification.

(ii)
In the event a Vesting Acceleration Event occurs while the Associate is an employee of the Company and after the last day of the Performance Period but prior to May 10, 2011, then the Award Units which are contingently vested based on the performance-based vesting in Paragraph 2(a) shall be deemed to have satisfied the service-based vesting requirement in Paragraph 2(a) as of such Vesting Acceleration Event.  In such event, the Period of Restriction shall end and the vested Award Units shall be settled in cash.  Settlement of such vested Award Units under this Paragraph 2(b)(ii) shall be immediate on the Vesting Acceleration Date.  This Paragraph 2(b)(ii) does not apply to Excess Units for which vesting and settlement is determined under Paragraph 11.

(c)	The following terms have the following meanings for purposes hereof:

(i)
“Cause” means that the Associate (A) has committed an act of personal dishonesty, embezzlement or fraud, (B) has misused alcohol or drugs, (C) has failed to pay any obligation owed to the Company or any affiliate, (D) has breached a fiduciary duty or deliberately disregarded any rule of the Company or any affiliate, (E) has committed an act of willful misconduct, or the intentional failure to perform stated duties, (F) has willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (G) has disclosed without authorization any confidential information of the Company or any affiliate, (H) has engaged in any conduct constituting unfair competition, or (I) has induced any customer of the Company or any affiliate to breach a contract with the Company or any affiliate.

(ii)	“Employment Agreement” means that employment agreement dated November 20, 2008 entered into by and between the Company and the Associate, as in effect on the Award Date.

(iii)
“Peer Group” means the financial institutions listed on Attachment A hereto; provided that any listed financial institution shall be eliminated if it is acquired or otherwise changes its structure or business such that it is no longer reasonably comparable to the Company (as determined by the Committee), and in the case of any such elimination, the Committee may replace the eliminated financial institution with another financial institution which it considers reasonably comparable to the Company.

(iv)
“ROATE” means the cumulative net earnings after taxes available to common shareholders, adjusted for tax-affected amortization of intangibles, for the calendar quarters in each calendar year in a specified period of time divided by average shareholder’s tangible common equity (which is the excess of the difference between the total assets, excluding total identifiable intangible assets and goodwill, and the sum of total liabilities and preferred equity, averaged for the calendar quarters in each calendar year in the specified period), all as determined in accordance with generally accepted accounting principles and as reported in the company’s financial statements provided to shareholders and converted to an annual rate by dividing by the number of years and partial years (expressed in quarters) in the specified period.

(v)
“TSR” means the return a holder of common stock earns over a specified period of time, expressed as a percentage and including changes in Average Market Value of, and dividends or other distributions with respect to, the stock andconverted to an annual rate by dividing the calculated percentage for the specified period by the number of years and partial years (expressed in quarters) in the specified period.  TSR return shall be determined as the sum of (A) the Ending Average Market Value reduced by the Beginning Average Market Value and (B) dividends or other distributions with respect to a share paid during the specified period and with such dividends and other distributions deemed reinvested in Stock (based on Market Share Price on the date of payment where not paid in Stock), and (C) with such sum being divided by the Beginning Average Market Value.  TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of the appropriate total shareholder return model of Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.  For purposes hereof:

(A)
“Average Market Value” means the average of the closing sale price of such stock for the applicable ten trading days beginning or ending on a specified date for which such closing sales price is reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(B)	“Beginning Average Market Value” means the Average Market Value based on the first ten trading days of the Performance Period.

(C)	“Ending Average Market Value” means the Average Market Value based on the last ten trading days of the Performance Period (or other period as of which Ending Average Market Value is calculated).

(D)
“Market Share Price” means the closing sale price for the specified day (or the last preceding day thereto for which reported) as reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(vi)
“Vesting Acceleration Event” means the Associate’s death, the termination of the Associate’s employment with the Company by the Company other than for Cause (as defined herein), the occurrence of a Change in Control (as defined in the 2005 Plan) which with respect to the Associate is a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets (as defined in Section 409A of the Internal Revenue Code), or the Associate’s termination of employment due to becoming disabled (as defined in his Employment Agreement, or the Associate’s termination of employment with the Company at his own initiative for “Good Reason” (as defined in his Employment Agreement, but only if defined therein).

3.        Adjustment to Number of Units for Capital Adjustments.  From the Award Date and until settlement, the number of Units shall be proportionately, equitably and appropriately adjusted by the Committee pursuant to Section 4.4 of the 2005 Plan as though the Units were “Restricted Stock Units” (as defined in the 2005 Plan) in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event in which the number or kind of Shares is changed without the receipt or payment of consideration by the Company.

4.        Dividends Credits.  From the Award Date and until settlement, the Award Units shall have the following Dividend Credits, determined as though each Award Unit was a Share.  Dividends Credits are the amount of cash dividends and distributions, and value (as determined by the Committee) of non-Stock property dividends and other distributions, with respect to a Share determined on the date of payment to Company shareholders.  Such Dividend Credits shall be accumulated and shall be subject to the same vesting as the Award Units with respect to which they are attributable and shall, to the extent vested, be settled and paid in cash when and to the extent the underlying Award Units are vested and settled.

5.        Settlement of Vested Units and Dividend Credits.  Subject to Paragraph 13 (Compliance with Section 409A of the Internal Revenue Code), settlement of vested Units shall be made in cash at the time provided herein in an amount equal to the sum of (i) the product of the number of vested Units multiplied by the Fair Market Value of a Share of Stock on the settlement date and (ii) the amount of any vested Dividend Credits attributable to such vested Units.

6.        Termination of Employment. If the Associate’s employment with the Company or its Subsidiaries ceases prior to the end of the Period of Restriction and Paragraph 2(b) does not apply or has not applied, then any unvested Award Units at the date of such cessation of employment shall be automatically forfeited to the Company.  For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or interruption of employment.

7.        Withholding Taxes.  The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Units when the Units are settled or otherwise subject to such tax withholding.  The Committee may require the Associate or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed.  In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due to or to become due from the Company, or any of its Subsidiaries, to or with respect to the Associate an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes.

8.        Agreement Administration and Amendment.  The Committee (as defined in and determined under the 2005 Plan) has the authority to construe and interpret this Agreement, to make rules of general application relating to this Agreement, to amend this Agreement (provided that no modification shall, without the consent of the Associate, adversely affect the Associate’s rights or the obligations of the Company to the Associate).  All Committee determinations shall be final, conclusive, and binding upon the Company and the Associate.  The Company and the Associate hereby acknowledge, confirm and agree that the Award is not granted under or pursuant to the 2005 Plan and the terms of the 2005 Plan incorporated by reference herein shall govern the Award as provided herein solely as a contractual convenience.

9.         Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

10.      Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol	Street P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention:  Secretary

Any notice to the Associate required under or relating to this Agreement shall be in writing and addressed to the Associate at his address as it appears on the records of the Company.

11.      Terms and Conditions Applicable to Excess Units Where Vesting in the Award Units Exceeds 100%.

(a)
Since performance-based vesting in the Award Units pursuant to Paragraph 2(a) equals the number of Award Units multiplied by the sum of the applicable ROATE vesting percentage and the applicable TSR vesting percentage, the aggregate performance-based vesting pursuant to Paragraph 2(a) could exceed 100%.  In that event, additional Units (“Excess Units”) shall be granted to the Associate within the first 2-1/2 months following the end of the Performance Period in a number equal to the excess of the aggregate performance-based vesting pursuant to Paragraph 2(a) over 100% multiplied by the number of Award Units granted on the Award Date (as adjusted by the Committee pursuant to Section 4.4 of the 2005 Planto reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company).  No Excess Units shall be granted in connection with vesting pursuant to Paragraph 2(b).

(b)	The Excess Units, if any, shall be subject to the following terms and conditions:

(i)
Dividends Credits on Excess Units, determined as though each Excess Unit was a Share, shall be credited and accumulated from and after the date the Committee grants the Excess Units. Such Dividend Credits shall be accumulated and shall be subject to the same vesting as the Excess Units with respect to which they are attributable and shall, to the extent vested, be settled and paid in cash when and to the extent the underlying Excess Units are vested and settled.

(ii)
Subject to earlier vesting or forfeiture as provided below, if the Associate remains continuously employed by the Company or one of its Subsidiaries from the beginning of the Performance Period through May 10, 2011 (the “Excess Unit Regular Vesting Date”), then the Excess Units shall be vested and settlement of the vested Excess Units as determined pursuant hereto shall occur on the Excess Unit Regular Vesting Date, and any unvested balance of the Award Units at that time shall be forfeited.

(iii)
Notwithstanding Paragraph 11(b)(ii) above, but subject to earlier forfeiture as provided below and Paragraph 13, in the event a Vesting Acceleration Event occurs while the Associate is employed by the Company and on or after the last day of the Performance Period, but prior to the Excess Unit Regular Vesting Date, then the Excess Units shall be vested and settlement of the vested Excess Units as determined pursuant hereto shall occur on the date the Vesting Acceleration Event occurs.

(iv)
If the Associate’s employment with the Company ceases prior to the Excess Unit Regular Vesting Date and the Vesting Acceleration Event vesting in Paragraph 11(b)(iii) above does not apply, then the unvested Excess Units at the time shall be automatically forfeited to the Company.

12.       Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Mississippi.

13.      Compliance with Section 409A of the Internal Revenue Code.

(a)
It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code (a “409A benefit”) shall be provided and paid in a manner, and at such time(i.e., at the applicable event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time (here, May 10, 2011 for Award Units and May 10, 2011 Excess Units), a Section 409A disability, a Section 409A separation from service (as described below), or a Section 409A change with respect to the Associate in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company and including, in the discretion of the Committee or its delegate, any applicable Section 409A de minimis limited cashout payment permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  Consequently, this Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A.  Notwithstanding the foregoing, the Associate and his successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Associate or his successor in interest in connection with this Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Associate or his successor in interest harmless from any or all of such taxes or penalties.

(b)
Except as permitted under Section 409A, any 409A benefit payable to the Associate or for his benefit with respect to the Award may not be reduced by, or offset against, any amount owing by the Associate to the Company or any of its affiliates.

(c)
To the extent that entitlement to payment of any 409A benefit occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates).  Where entitlement to payment occurs by reason of such termination or cessation of employment and the Associate is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six month delay period required under Section 409A or, if earlier, after the Associate’s death.  In determining separation from service, separation from service is determined based on the “Separation from Service” definition in the Trustmark Corporation Deferred Compensation Plan (as in effect on December 31, 2008), which provides, in part, that in determining separation from service as an employee, separation from service occurs when it is reasonably anticipated that no further services would be performed after that date or that the level of services the Associate would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

14.      CPP Limitations.  The Company has participated in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) created by the U.S. Department of the Treasury (the “Treasury Department”) pursuant to authority granted under the Emergency Economic Stabilization Act of 2008 (the “EESA”); and the Company is required to comply with the requirements of Section 111(b) of the EESA, as amended from time to time, and the CPP with respect to the compensation of certain current and future employees of the Company (as determined for purposes of the EESA and the guidance and regulations issued by the Treasury Department with respect to the CPP (the “CPP Requirements”)), in accordance with the CPP Requirements.  The Associate acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Associate, as determined by the Committee in its discretion.  The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, as amended from time to time.

15.      Unfunded Status and Prohibition on Assignment or Alienation of Units.  All Units and related Dividend Credits represent an unsecured, unfunded obligation of the Company to pay cash upon settlement of vested Units and Dividend Credits.  The Units and Dividend Credits may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

16.      Creditors.  The interests of the Associate under this Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

17.      Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.

18.      Capitalized Terms.  Capitalized terms in this Agreement have the meaning assigned to them in the 2005 Plan, unless this Agreement provides, or the context requires, otherwise.

19.      Grants Satisfying Employment Agreement.  The Associate acknowledges and understands that this Agreement and two other equity compensation based agreements of even date herewith contain grants which in the aggregate satisfy the Company’s equity compensation commitment contained in Section 3.3C of his Employment Agreement.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Associate have signed this Agreement as of the date first above written.

COMPANY:

TRUSTMARK CORPORATION

By:	/s/ Louis E. Greer
Its:	Treasurer and Principal Financial Officer

ASSOCIATE:

By:	/s/ Richard G. Hickson
Richard G. Hickson

Attachment A

Listing of Peer Group

Name	Ticker Symbol	City	State

BancorpSouth, Inc.	BXS	Tupelo	MS
Citizens Republic Bancorp, Inc.	CRBC	Flint	MI
Commerce Bancshares, Inc.	CBSH	Kansas City	MO
Cullen/Frost Bankers, Inc.	CFR	San Antonio	TX
First Midwest Bancorp, Inc.	FMBI	Itasca	IL
FirstMerit Corporation	FMER	Akron	OH
F.N.B. Corporation	FNB	Hermitage	PA
Fulton Financial Corporation	FULT	Lancaster	PA
Hancock Holding Company	HBHC	Gulfport	MS
MB Financial, Inc.	MBFI	Chicago	IL
Old National Bancorp	ONB	Evansville	IN
Pacific Capital Bancorp	PCBC	Santa Barbara	CA
Park National Corporation	PRK	Newark	OH
South Financial Group, Inc.	TSFG	Greenville	SC
Sterling Financial Corporation	STSA	Spokane	WA
Susquehanna Bancshares Inc.	SUSQ	Lititz	PA
UMB Financial Corporation	UMBF	Kansas City	MO
Umpqua Holdings Corporation	UMPQ	Portland	OR
United Bankshares, Inc.	UBSI	Charleston	WV
United Community Banks, Inc.	UCBI	Blairsville	GA
Valley National Bancorp	VLY	Wayne	NJ
Webster Financial Corporation	WBS	Waterbury	CT
Whitney Holding Corporation	WTNY	New Orleans	LA